Exhibit 99.2

March 2, 2022

TO: Division and Functional Leadership

Today we filed our preliminary proxy statement with the SEC in connection with the Company’s 2022 Annual Meeting of Stockholders. Within that filing, we disclosed that one of our stockholders, Saddle Point Management L.P., nominated four candidates to stand for election to our Board of Directors.

We regularly engage with stockholders, analysts and other members of the investor community. Many share their perspective regarding our strategies and performance, and sometimes offer suggestions. We take each one seriously. In this case, we engaged extensively with Saddle Point and our Board reviewed their director nominees. The Board determined not to accept them, as doing so would not be in the best interest of the Company or its stockholders.

We have assembled an experienced team of external advisors to assist us in this process – they are all experts in helping companies respond appropriately to investor outreach. The team includes financial, legal, communications, and share management professionals and they are providing us excellent support. I, the management team and the Board have already had multiple meetings with the advisory team and daily (sometimes hourly) contact; rest assured we are actively engaged.

Your Role & Next Steps

Our Board’s decision with respect to Saddle Point and its nominees reflects its confidence in our team and our go forward strategy. Our teams can help by doing what they do best – executing their jobs to their full potential, serving our internal and external customers with the professionalism and dedication they have demonstrated in the past. Please relay that I and the entire management team have total confidence in them. And we need your help as leaders to keep them focused as we move forward.

It will be natural for our employees to have questions and wonder about the future of Curtiss-Wright. This is ok. It is our duty to listen to them, to understand their questions, and to reassure them that it is business as usual at Curtiss-Wright. We need them to know we are taking all necessary steps to do what is right for our Company, its stockholders, and all its stakeholders – including our employees.

I will also distribute a letter to our employees, explaining the situation and the steps we are taking. This is an advance notice so you are prepared to field any questions from your teams.

If you receive any calls from the media, financial community or other outside parties, please forward them to John Watts, 704.869.4650 or jwatts@curtisswright.com, who will coordinate a response on the Company’s behalf. This information will be in the forthcoming letter to all employees.

Of course, please contact me at any time with additional questions or concerns. Thank you for your leadership and dedication to Curtiss-Wright. I appreciate all that you do.

Best Regards,

Lynn
The information in this correspondence is for internal use and is the property of Curtiss-Wright Corporation